Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INDEPENDENT BREWERS UNITED, INC.,
MAGIC HAT BREWING COMPANY & PERFORMING ARTS CENTER, INC.,
PMID MERGER SUB, INC.,
AND
PYRAMID BREWERIES INC.
Dated as of June 27, 2008

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

PAGE REFERENCE FOR DEFINED TERMS

2004 Plan	14
Acquisition Agreement	44
Actions	20
Affiliate	57
Agreement	1
Alcoholic Beverage Laws	23
Antitrust Law	57
Appointment Time	6
Approvals	2
Arrangements	28
Articles of Merger	8
Business Day	58
Certificates	10
Closing	7
Closing Date	8
Code	12
Company	1
Company Adverse Recommendation Change	44
Company Articles	13
Company Benefit Agreement	25
Company Benefit Plans	25
Company Bylaws	13
Company Common Stock	1
Company Disclosure Schedule	13
Company Employees	53
Company Leases	31
Company Performance-Based Restricted Shares	14
Company Personnel	20
Company Preferred Stock	14
Company Real Property	31
Company Recommendation	4
Company Rights	34
Company Rights Agreement	34
Company SEC Documents	17
Company Shareholder Approval	33
Company Shareholders	1
Company Shareholders’ Meeting	46
Company Stock Options	14
Company Stock Plans	14
Company Stock-Based Awards	14
Confidentiality Agreement	48
Contract	16
Covered Securityholders	28
De-Minimus State Approvals	2
Dissenters Provisions	10
Dissenting Shares	10
Effective Time	8
End Date	58
Environmental Laws	58
ERISA	25
ERISA Affiliate	27
Exchange Act	2
Exchange Agent	10
Exchange Fund	11
Expenses	58
Expiration Date	3
GAAP	17
Governmental Entity	17
Hazardous Materials	58
Independent Incumbent Directors	7
Information Statement	46
Infringe	33
Intellectual Property	58
Key Personnel	58
Knowledge	59
Law	17
Liabilities	34
Liens	14
Liquor Licenses	24
Magic Hat	1
Material Adverse Change	59
Material Adverse Effect	59
Material Contracts	22
Materially Burdensome Condition	49
Merger	1
Merger Consideration	9
Merger Sub	1
Minimum Condition	1
Multiemployer Plan	26
Multiple Employer Plan	26
NASDAQ	5
Notice of Superior Proposal	45
Offer	1
Offer Documents	2
Offer Price	1
OICP	28
Order	17
Out-of-the-Money Option	10

Parent	1
Parent Material Adverse Change	59
Parent Material Adverse Effect	59
PBC Asset Purchase Agreement	23
Permits	23
Permitted Liens	59
person	60
Plan	25
Qualified Plans	26
Real Property Subleases	31
Registered Intellectual Property	60
Release	60
Representatives	43
Restraints	54
Schedule 14D-9	4
SEC	2
SEC Staff	3
Securities Act	17
SOX	17
Subsidiary	60
Superior Proposal	44
Surviving Corporation	7
Takeover Proposal	43
Tax	60
Tax Return	61
Taxing Authority	61
Tender Offer Conditions	2
Termination Fee	51
Top-Up Option	5
Top-Up Option Shares	5
TRAC Agreement	22
Uncertificated Shares	10
WBCA	4

v

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 27, 2008, by and among Independent Brewers United, Inc., a Delaware corporation (“Parent”), PMID Merger Sub, Inc., a Washington corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Magic Hat Brewing Company & Performing Arts Center, Inc., a Vermont corporation and a wholly owned Subsidiary of Parent (“Magic Hat”), and Pyramid Breweries Inc., a Washington corporation (the “Company”).
     WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), together with the associated Company Rights, at a price per share equal to $2.75, net to the sellers in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of Taxes;
     WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Offer Price, except for (i) Dissenting Shares (as hereinafter defined) and (ii) shares of Company Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company;
     WHEREAS, the Board of Directors of the Company (i) has approved and adopted this Agreement, (ii) has determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its shareholders, and (iii) is recommending that the holders of shares of Company Common Stock (the “Company Shareholders”) accept the Offer, tender their shares of Company Common Stock into the Offer, and approve this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, each of the Board of Directors of Parent, Merger Sub and Magic Hat has (i) approved and adopted this Agreement and (ii) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective corporations.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
THE OFFER
Section 1.01. The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events or conditions set forth in Annex A shall have occurred and be existing and shall not have been waived in writing by Parent or Merger Sub (the conditions set forth in Annex A, the “Tender Offer Conditions”), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer on July 2, 2008 or as promptly thereafter as is reasonably practical. Without the prior written consent of the Company, Merger Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of shares of Company Common Stock sought to be purchased in the Offer, impose conditions to the Offer in addition to the Tender Offer Conditions, waive or amend the Minimum Condition or amend any other term of the Offer in a manner which is materially adverse to the Company Shareholders; provided that Merger Sub expressly reserves the right to increase the Offer Price and to waive any of the Tender Offer Conditions, other than the Minimum Condition. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.
          (b) Merger Sub shall, and Parent shall cause Merger Sub to, file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer on the date that the Offer is commenced, which Tender Offer Statement shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”) and, subject to the Company’s compliance with Section 1.02(c), cause the Offer Documents to be disseminated to the Company Shareholders in accordance with the applicable requirements of the U.S. federal securities Laws. Parent and Merger Sub agree that the Offer Documents shall comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company Shareholders and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents. The Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Company Shareholders to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 1.01(b). The Company and its counsel shall be given reasonable opportunity to review and comment on the

Offer Documents and any amendments thereto in advance of filing with the SEC or dissemination to the Company Shareholders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (i) provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Sub may receive from the SEC or its staff (the “SEC Staff”) with respect to the Offer as promptly as practicable after the receipt thereof, (ii) consult in good faith with the Company and its counsel prior to responding to any such comments, and (iii) provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent and Merger Sub or their counsel.
          (c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g) (3) under the Exchange Act) (the “Expiration Date”), unless Merger Sub shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the following provisions of this sentence or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended may expire; provided, however, that Merger Sub shall have the right, in its sole discretion, but not the obligation to (i) extend the Offer for one or more periods of not more than ten Business Days each if, at the scheduled Expiration Date, any of the Tender Offer Conditions shall not have been satisfied or waived; or (ii) if all of the Tender Offer Conditions are satisfied but the number of shares of Company Common Stock that have been validly tendered and not withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent, is less than 90% of the outstanding shares of Company Common Stock, commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three (3) to twenty (20) Business Days to acquire outstanding shares of Company Common Stock. Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or of the Staff applicable to the Offer.
          (d) If (A) the Company has not received a Takeover Proposal, (B) the failure to achieve the Minimum Condition is not a result of the Company having failed to comply in any material respects with any of its covenants and agreements contained in this Agreement, and (C) the Tender Offer Conditions (other than the Minimum Condition) have been satisfied or, if not then satisfied, either (1) are reasonably capable of being satisfied within five (5) calendar days or (2) are unsatisfied (or not reasonably capable of being satisfied) as a result of a material breach of this Agreement by Parent or Merger Sub, then, if at any scheduled Expiration Date, the Minimum Condition shall not have been satisfied, at the request of the Company, Parent and Merger Sub shall extend the Expiration Date up to two times for such period (not to exceed five (5) Business Days on any single occasion) as may be requested by the Company; provided, that in no event shall Parent and Merger Sub be required to extend the Expiration Date more than an aggregate of ten (10) Business Days pursuant to this Section 1.02(d).
          (e) Subject to the terms and conditions set forth in this Agreement and to satisfaction or waiver of all the Tender Offer Conditions, Merger Sub shall, and Parent shall cause it to, promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax) all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and promptly pay for (after giving effect to any required withholding Tax) all additional shares of Company Common Stock validly tendered during such subsequent offering period in accordance with the requirements of Rule 14d-11 under the Exchange Act. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any and all shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
Section 1.02. Company Action.
          (a) The Company hereby approves of and consents to the Offer, and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, (i) approved this Agreement and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company Shareholders; (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects, and such approval and adoption constitutes approval and adoption of the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement for purposes of Chapter 23B.11 of the Washington Business Corporations Act (the “WBCA”); (iii) taken all other corporate action necessary to render Chapter 23B.19.040 of the WBCA, if applicable, and the Company Rights inapplicable to each of the Offer and the Merger; and (iv) resolved to recommend that the Company Shareholders accept the Offer, that the Company Shareholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Shareholders approve and adopt this Agreement and the Merger to the extent required by applicable Law (the “Company Recommendation”). The Company consents to the inclusion of the Company Recommendation in the Offer Documents, subject to Section 5.02.
          (b) The Company hereby agrees to file with the SEC, as promptly as practicable on the day that the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that contains the Company Recommendation and to promptly mail the Schedule 14D-9 to the Company Shareholders together with the Offer Documents and cause the Offer Documents and the Schedule 14D-9 to be disseminated to the Company Shareholders, in each case as and to the extent required by, and in accordance with the applicable requirements of the U.S. federal securities Laws. Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto in advance of their filing with the SEC or dissemination to the Company Shareholders and the Company shall (i) provide Parent, Merger Sub and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or the Staff with respect to the Offer as promptly as practicable after the receipt thereof, (ii) consult in good faith with Parent, Merger Sub and their counsel prior to responding to any such comments, and (iii) provide Parent, Merger Sub and their counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto made by the Company or its counsel. The Schedule 14D-9 shall comply in all material respects with the applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company Shareholders and on the Acceptance Date, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company Shareholders to the extent required by applicable Law.
          (c) In connection with the Offer and the Merger, the Company promptly will furnish (or cause its transfer agent to furnish) Parent and Merger Sub with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer files containing the names and addresses of the Company Shareholders, each as of the most recent practicable date, and shall furnish Merger Sub with such additional information and assistance (including but not limited to updated lists of the Company Shareholders, mailing labels and lists of securities positions and non-objecting beneficial owner lists) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Except as required by applicable Law, and except as necessary to communicate the Offer, the Merger or the transactions contemplated by this Agreement to the Company Shareholders, Parent and Merger Sub (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or the Offer is otherwise terminated, will deliver to the Company all copies of such information, labels, listings and files then in their possession.
          (d) The Company hereby grants to Parent and Merger Sub (i) an irrevocable option (the “Top-Up Option”) to purchase up to that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) for consideration per Top-Up Option Share equal to the Offer Price; provided that, the Company shall only be required to issue up to that number of Top-Up Option Shares that would not require a vote of the Company Shareholders to authorize additional shares of capital stock under the Company’s Articles, and that the number of newly issued Top-Up Option Shares that Parent and Merger Sub shall be entitled to purchase under this Section 1.02 shall be limited to the number of Shares that may be purchased by Parent and Merger Sub in compliance with all applicable provisions and regulations of the NASDAQ Global Market (“NASDAQ”) without requiring a stockholder vote.
          (e) The Top-Up Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Merger Sub. Parent and Merger Sub shall have the right, but shall not be required to exercise the Top-Up Option in their sole discretion and may only exercise the Top-Up Option if following its exercise, the condition set forth in clause (d) would be satisfied.
          (f) In the event that Parent or Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company two (2) Business Days prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Parent and Merger Sub immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company and Merger Sub shall, as soon as practicable following delivery of such notice, mutually determine the appropriate number of Top-Up Option Shares contemplated by clause (d). At the closing of the purchase of the Top-Up Option Shares, the portion of the purchase price owing upon exercise of the Top-Up Option that equals the product of (i) the number of shares of Company Common Stock purchased pursuant to the Top-Up Option, multiplied by (ii) the Offer Price, shall be paid to the Company, at the election of Parent and Merger Sub, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note with a market interest rate, with interest and principal payable solely on the one (1) year maturity of the note, in form reasonably acceptable to the Independent Incumbent Directors, having full recourse to Parent.
          (g) The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.
Section 1.03. Board of Directors.
          (a) Promptly upon the acceptance for payment of shares of Company Common Stock by Merger Sub pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 1.03(c), Merger Sub shall be entitled to designate three directors (who shall be R. Martin Kelly, Alan Newman and Gregory G. Gatta) to be appointed to the Board of Directors of the Company, and the Company shall, upon Merger Sub’s request, promptly take all actions necessary to (i) enable and cause Merger Sub’s designees to be so appointed to the Board of Directors of the Company, and (ii) seek the resignations of all existing directors of the Company other than the two Independent Directors described in clause (c) below (such existing directors have agreed to resign when required in order for the Company to comply with this Section 1.03(a)), and (iii) to decrease the size of the Board of Directors of the Company to five members. At such times, subject to Section 1.03(c) and to the extent permitted by applicable Law and the rules of NASDAQ, the Company will cause individuals designated by Merger Sub to constitute a majority of the members of each committee of the Board of Directors of the Company other than any committee of the Board of Directors of the Company established to take action under this Agreement which committee shall be composed only of Independent Incumbent Directors (as defined in Section 1.03(c)).
          (b) The Company’s obligation to appoint Merger Sub’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and such Rule in order to fulfill its obligations under this

Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section and such Rule in order to fulfill its obligations under this Section 1.03 and the U.S. federal securities Laws. Parent and Merger Sub shall each provide to the Company any information with respect to itself, its officers, directors, designees and Affiliates required by such Section and such Rule.
          (c) In the event that Merger Sub’s designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall use reasonable efforts to cause the Board of Directors of the Company to have two directors who are (i) directors on the date of this Agreement, (ii) independent directors for purposes of the continued listing requirements of NASDAQ and the SEC rules and regulations and (iii) reasonably satisfactory to Merger Sub (such directors, the “Independent Incumbent Directors”); provided, however, that, if any Independent Incumbent Director is unable to serve due to death or disability or any other reason, the remaining Independent Incumbent Director shall be entitled to designate another individual (or individuals) who serve(s) as a director on the date of this Agreement (provided each such individual meets the independence requirements of the rules and regulations of the SEC and NASDAQ) to fill the vacancy, and such director shall be deemed to be an Independent Incumbent Director for purposes of this Agreement. If no Independent Incumbent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company shall be entitled to designate two persons to fill such vacancies; provided that such individuals shall meet the independence requirements of the rules and regulations of the SEC and NASDAQ and shall be reasonably satisfactory to Merger Sub, and such persons shall be deemed Independent Incumbent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Parent and Merger Sub shall not cause (i) any termination of this Agreement or amendment which is adverse to the Company Shareholders (other than Parent or Merger Sub), (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Merger Sub or Parent, (iii) waiver of any of the Company’s rights under this Agreement or (iv) other action, in each case, adversely affecting the rights of the Company Shareholders (other than Parent or Merger Sub) except with the affirmative vote of both of the Independent Incumbent Directors (or such greater vote as may be required by the WBCA).
ARTICLE II
THE MERGER; EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Washington as a wholly owned Subsidiary of Parent, as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Eastern Standard Time, on a date to be specified by the parties, which shall be no later than the tenth (10th) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable

Law) waiver of those conditions), at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).
Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Washington a articles of merger (the “Articles of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the WBCA, and shall make all other filings or recordings required under the WBCA in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
Section 2.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the WBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.05. Certificate of Incorporation and Bylaws.
          The Articles of Merger shall provide that, at the Effective Time:
          (a) The Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Pyramid Breweries Inc., and the indemnification, advancement of expenses and exculpation provisions shall be compliant with the provisions of Section 6.04(a).
          (b) The Bylaws of the Surviving Corporation shall be amended as of the Effective Time, to conform to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Pyramid Breweries Inc. , and the indemnification, advancement of expenses and exculpation provisions shall be compliant with the provisions of Section 6.04(a).
Section 2.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

Section 2.08. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
Section 2.09. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, or any shares of capital stock of Parent or Merger Sub:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become 1,000,000 validly issued, fully paid and nonassessable shares of common stock, $0.01 par value, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock that are owned by a wholly owned Subsidiary of the Company or Parent (other than Merger Sub) shall remain outstanding after the Effective Time, appropriately adjusted such that such Subsidiary owns the same percentage of the Company after the Merger as it owned immediately prior to the Merger.
          (c) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled or to remain outstanding in accordance with Section 2.09(b) and (ii) Dissenting Shares that are perfected as described in Section 2.09(e)), shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price, payable to the holder thereof (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration paid in consideration therefor upon surrender of the certificate or certificates representing such shares in accordance with Section 2.10(b), without interest. The right of any holder of shares of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.
          (d) Company Stock Options, Company Restricted Shares.

               (i) At the Effective Time, each Company Stock Option, other than Out-of-the-Money Options (as defined below), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of each such Company Stock Option shall be entitled to receive from Parent, as soon as practicable after, but in no event more than three (3) Business Days after, the Effective Time, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to each such Company Stock Option and (y) the excess of the Merger Consideration over the exercise price per share of such Company Stock Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax.
               (ii) In the event that the exercise price per share of any Company Option equals or exceeds the Merger Consideration (any such Company Option, an “Out-of-the-Money Option”), then such Out-of-the-Money Option shall be cancelled and of no further force and effect
          (e) Dissenting Shares.
               (i) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Chapter 23B.13 of the WBCA (the “Dissenters Provisions”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration (payable without any interest thereon).
               (ii) The Company shall serve prompt notice to Parent of any demands received by the Company for dissenter’s rights of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
Section 2.10. Exchange of Shares.
          (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the benefit of the holders of (i) certificates representing Company Common Stock (the “Certificates”) and (ii) uncertificated Company Common Stock (“Uncertificated Shares”) outstanding immediately prior to the Effective Time for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates and Uncertificated Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.09(c). Any funds deposited with the Exchange Agent pursuant to this Section 2.10(a) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of one or more shares of Company Common Stock shall, upon surrender or transfer to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.09(c), and the shares of Company Common Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.10(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.10(b), each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any share of Company Common Stock is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration to the holder thereof as provided in this Article II.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the shares of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

          (e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any funds from the Exchange Fund (or delivered to Parent from the Exchange Fund) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.
          (h) Withholding Rights. Each of Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (a) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any Quarterly Report on Form 10-Q filed by the Company since then and prior to the date of this Agreement, solely to the extent that the relevance of such disclosure is readily apparent (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in such Forms 10-K or 10-Q to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections) or (b) as set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of the Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is readily apparent.
Section 3.01. Organization, Standing and Corporate Power.
          (a) The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all material governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted.
          (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.
          (c) The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of the Company (the “Company Articles”) and the Company’s Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof and currently in force. All records of ownership of the capital stock of or other equity interest in each of the Subsidiaries of the Company, and all the minute books and similar records of the Company and each of its Subsidiaries for the past three years have been made available to Parent for inspection. Said records accurately reflect all transactions in the capital stock of or equity interests in the Subsidiaries at this date, and the current ownership thereof. The minute books and similar records contain, in all material respects, true, correct and complete copies of all resolutions adopted by the shareholders and the Boards of Directors of the Company and of its Subsidiaries and any other action formally taken by them prior to the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents.
Section 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company (including its state of incorporation or formation). Except as set forth on Schedule 3.02 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. Except as listed on Section 3.02 of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens” ), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests, other than Permitted Liens and restrictions pursuant to applicable securities laws. Except for the Subsidiaries of the Company or as listed on Section 3.02 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or person.
Section 3.03. Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date hereof:
          (a) 9,160,085 shares of Company Common Stock were issued and outstanding;
          (b) (i) 652,800 shares of Company Common Stock were subject to issuance upon exercise of outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) under the 2004 Employee Stock Option Plan (the “2004 Plan” ) (that includes as a subplan the Non-Employee Director Stock Option Plan), and the 1995 Stock Option Plan (collectively the “Company Stock Plans”), each as amended prior to the date of this Agreement;
          (c) 99,000 performance-based restricted shares were outstanding under the Company’s 2004 Plan (the “Company Performance-Based Restricted Shares”), and, as of the date hereof, no shares of Company Common Stock were issued and outstanding in respect of such Company Performance-Based Restricted Shares;
          (d) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares or were reserved for issuance;
          (e) except as set forth above in this Section 3.03, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. No Subsidiary of the Company owns, holds or has any interest in shares of Company Common Stock;
          (f) except as set forth above in this Section 3.03, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, rights to receive, that are convertible into or exercisable for shares of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Stock (collectively, “Company Stock-Based Awards”);
          (g) set forth on Section 3.03(g) of the Company Disclosure Schedule is a true, complete and correct list of all outstanding Company Stock Options, Company Restricted

Shares, and Company Performance-Based Restricted Shares, the number of shares of Company Common Stock subject to each such Company Stock Option, Company Restricted Share, or Company Performance-Based Restricted Shares, the grant date, exercise price, if any, expiration date and vesting schedule, criteria or similar requirements of each such Company Stock Option, Company Restricted Shares, and Company Performance-Based Restricted Shares and the names of the holders of each Company Stock Option, Company Restricted Share, and Company Performance-Based Restricted Share. All Company Stock Options, Company Restricted Shares and Company Performance-Based Restricted Shares are evidenced by stock option agreements or other award agreements in the forms previously made available to Parent. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company Restricted Shares, Company Performance-Based Restricted Shares will be, if issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote;
     (h) except as set forth above in this Section 3.03 and for issuances of shares of Company Common Stock pursuant to the Company Stock Options, Company Performance-Based Shares (and with respect to changes to the following after the date of this Agreement, only such changes in accordance with Section 5.01(a)): (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and, except for the Top-Up Option granted in this Agreement, no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities;
     (i) the per share exercise price of each Company Stock Option is equal to or greater than the fair market value of the underlying Company Common Stock determined as prescribed by the applicable Company Stock Plan and applicable Law on the effective date of the corporate action effectuating the grant of such Company Stock Option, as applicable; and
     (j) Section 3.03(j) of the Company Disclosure Schedule sets forth all of the outstanding indebtedness for borrowed money of, and all of the outstanding guarantees of indebtedness for borrowed money of any person by, the Company and each of its Subsidiaries. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any indebtedness for borrowed money of, or guarantees of indebtedness for borrowed money of any person by, the Company or any of its Subsidiaries except as set forth in Section 3.03(j) of the

Company Disclosure Schedule and except as may be incurred in accordance with Section 5.01(a) hereof.
Section 3.04.Authority; No Violation; Consents and Approvals.
     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval if required by applicable Law to consummate the Merger, to consummate the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Shareholder Approval for the Merger, if required by applicable Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (i) approved and adopted this Agreement, and declared this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company and the Company Shareholders and taken all corporate action required to be taken by the Board of Directors of the Company to authorize and approve the entering into and consummation of the transactions contemplated by this Agreement, and (ii) resolved to recommend that the Company Shareholders accept the Offer, that the Company Shareholders tender their shares of Company Common Stock in the Offer to Merger Sub, and that the Company Shareholders approve and adopt this Agreement and the Merger to the extent required by applicable Law. Subject to Section 5.02, the Board of Directors has not rescinded, modified or withdrawn such resolutions in any way.
     (b) Except as set forth on Section 3.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right under, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (A) the Company Articles or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, arrangement or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to the obtaining of the Company Shareholder Approval if required by applicable Law and, except as set forth on Section 3.04(c) of the Company Disclosure Schedule, the governmental filings and other matters referred to in paragraph (c) below, any (1) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets.
     (c) Except as set forth on Section 3.04(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange, including but not limited to the TTB and any state alcohol beverage authority, (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) applicable requirements of the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (iii) any filings with and approvals of NASDAQ.
Section 3.05. Company SEC Documents; Financial Statements; Controls.
     (a) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2005 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents.
     (b) Each of the consolidated financial statements (including the related notes and schedules) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, since January 1, 2008 there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. None of the Subsidiaries of the Company are, or have at any time since January 1, 2005 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
     (c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.
     (d) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company and on Section 3.05(e) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

     (f) Since January 1, 2005 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
     (g) Section 3.05(g) of the Company Disclosure Schedule sets forth the number of kegs owned by the Company and its Subsidiaries as of the date hereof and the amount of keg deposits reflected on the Company’s most recent consolidated financial statement included in the Company SEC Documents.
Section 3.06. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, on the date that such document is first mailed to the Company Shareholders and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Shareholders’ Meeting, if any (in the case of the Information Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.07. Absence of Certain Changes or Events. Except as set forth in Section 3.07 of the Company Disclosure Schedule, since December 31, 2007, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practice, (a) there has not been any Material Adverse Change, and (b) from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, including pursuant to the Company’s share repurchase program, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor, of the Company or any of its Subsidiaries (all such individuals, collectively, the “Company Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Company Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any Company Benefit Agreement or (2) any Contract with any Company Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement, (D) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof, or (E) the adoption, amendment or termination of any Company Benefit Plan or entry into any agreement, plan or arrangement to do any of the foregoing, (v) any material damage, destruction or loss, whether or not covered by insurance, of any material asset of the Company or any of its Subsidiaries, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, (vii) any material Tax election or any settlement or compromise of any material income Tax liability or (viii) any sales of real estate or restaurants, or any Contract with respect to any such sale.
Section 3.08. Litigation. Except as set forth in Section 3.08 of the Company Disclosure Schedule, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or announced investigations (whether civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the executive officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.09. Material Contracts.
     (a) Except for this Agreement or as set forth on Section 3.09(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract whether written or oral:
          (i) with any current Key Personnel;
          (ii) with any labor union or association representing any employee of the Company or any of its Subsidiaries and any collective bargaining agreement;

          (iii) that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC not otherwise listed on the Company Disclosure Schedule);
          (iv) that is a partnership or joint-venture agreement;
          (v) relating to the borrowing of money (including any guarantee thereto) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $100,000 or that creates a Lien on any material asset of the Company or any of its Subsidiaries;
          (vi) that limits or purports to limit the ability of the Company or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any person, except for certain radius restrictions or use restrictions that may be contained in deeds, leases or similar agreements for individual restaurant locations that were granted in the ordinary course of business consistent with past practice;
          (vii) for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee), that provides for payment of $25,000 or more per year;
          (viii) constituting a franchise agreement or a franchise related development agreement;
          (ix) relating to the sale of any of the assets or properties of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties, except for rights of repurchase or recapture rights or rights of first refusal that may be contained in deeds, leases, or similar agreements for individual restaurant locations that were granted pursuant to, or in connection with, real estate Contracts entered into by the Company in the ordinary course of business consistent with past practice;
          (x) relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other person;
          (xi) requiring the payment to any person of a commission or fee, except in the ordinary course of business consistent with past practices;
          (xii) with suppliers of any goods and services that provides for payment of $100,000 or more per year;
          (xiii) relating to restaurant services, management, or similar agreement with total payments by the Company or any of its Subsidiaries in excess of $100,000 per year;
          (xiv) in the case of a Company Benefit Plan, that provides any benefits which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (xv) that are insurance policies providing for indemnification of any officer or director of the Company or any of its Subsidiaries, other than the Company Articles, Company Bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries;
          (xvi) that is an advertising or a marketing contract other than media contracts purchased in the ordinary course of business or that provides for payments in excess of $25,000 per year;
          (xvii) that constitutes a Tip Rate Alternative Commitment Agreement (“TRAC Agreement”) with the Internal Revenue Service;
          (xviii) other than those types of Contracts listed in clauses (i) to (xvii) above, those that involve payments by the Company or any of its Subsidiaries in excess of $25,000 per year, in each case that are not terminable without premium or penalty on 90 days’ or less notice; and
          (xix) that would prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement.
     All Contracts of the types described in this Section 3.09 shall be collectively referred to herein as the “Material Contracts.”
     (b) Section 3.09(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement, except that with respect to current and former agreements and arrangements with wholesalers or distributors covered by subsections 3.09(a)(vi), (viii) and (xviii), Material Contracts have been listed in Section 3.09(a) of the Company Disclosure Schedule and true and complete copies of all such written agreements have been delivered or made available to Parent and Merger Sub for all wholesalers and distributors that purchased alcoholic beverages from the Company and its Subsidiaries during 2007 or 2008 and all such other Material Contracts known to the Company after good faith effort to identify the same. Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. True and complete copies of all written Material Contracts have been delivered or made available to Parent and Merger Sub, except as provided for herein.
     (c) Section 3.09(c) of the Company Disclosure Schedule sets forth the true and correct amounts of Earn Out Payments (as defined in the PBC Asset Purchase Agreement) paid by the Company or its Subsidiaries in each of calendar years 2004, 2005, 2006 and 2007 under the Asset Purchase Agreement (the “PBC Asset Purchase Agreement”), dated January 26, 2004, by and between Portland Brewing Company and the Company. Based on current production projections and reasonable forecasts of the Company, neither the Company nor any of its Subsidiaries will be obligated to pay any Earn Out Payments for Earn Out Product (as defined in the PBC Asset Purchase Agreement) sold during the calendar year 2008.
Section 3.10. Compliance with Laws; Permits.
     (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and since January 1, 2005 have been, in compliance with and are not in default under or in violation of, and have not received any written or oral notices of any pending violation with respect to, any and all material Laws and Orders applicable to the Company and its Subsidiaries, including but not limited to laws and regulations applicable to the production and sale of alcoholic beverage products (“Alcoholic Beverage Laws”) and “dram shop” laws.
     (b) The Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses (including the Liquor Licenses), notices and permits of or with all Governmental Entities, and third persons (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and all such Permits are in full force and effect, except where the failure to possess all such Permits has not, and would not reasonably be expected to, result in a Material Adverse Effect. Since January 1, 2005, except in each case which has been cured, there has occurred no default under, or violation, of, any such Permit and none of the Company or any of its Subsidiaries has received written notice that such Permit will not be renewed. The consummation of the transactions contemplated in this Agreement (including the Offer or the Merger) will not affect the validity or cause the revocation, modification or cancellation of any such Permit.
     (c) The Company and each of its Subsidiaries have made, on a timely and accurate basis, all filings with all Governmental Entities and obtained all registrations and authorizations required for the production and sale of alcoholic beverages in all states and provinces in the United States, where it offers or has offered or sold alcoholic beverages, including all amendment and renewal filings, and any other alcoholic beverages disclosure document used by the Company or any of its Subsidiaries in connection with the production and sale of alcoholic beverages comply in all material respects with the requirements of applicable Laws, rules and regulations applicable to their use at the times used. The Company has provided Parent a copy of the audit report from its recent audit by the TTB.
     (d) Section 3.10(d) of the Company Disclosure Schedule sets forth a complete and accurate list of each United States jurisdiction in which the Company and its Subsidiaries since January 1, 2005, have been, and are currently, registered or authorized to offer and sell alcoholic beverages and jurisdictions in which the Company sold an alcoholic beverage since January 1, 2005.
     (e) Section 3.10(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all liquor licenses (including wine and beer licenses) held or used by the

Company and any of its Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant and brewery operated by the Company or any of its Subsidiaries, along with the name and address of each such restaurant or brewery, and the expiration date of each such Liquor License. To the extent required by applicable Law, each restaurant and brewery currently operated by the Company or any of its Subsidiaries possesses a valid Liquor License. Each of the Liquor Licenses has been validly issued, and any subsequent changes in fact (other than the execution of this Agreement by the Company and, as of the Appointment Time, the payment for shares tendered in the Offer) affecting such licenses that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported. Each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant or brewery for which it is used. Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto. Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, there are no pending disciplinary actions or past disciplinary actions or any other actions relating to any Liquor License that would reasonably be expected to have any material and adverse impact on any restaurant or brewery or the ability to maintain or renew any Liquor License.
     (f) With respect to any product currently (or within the past seven years) produced, manufactured, supplied, marketed, distributed or sold by the Company or any of its Subsidiaries, such products (i) are not, and have not been, adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, or any applicable Laws, rules and regulations, and (ii) in all material respects do comply, and have complied, with all applicable Laws, rules and regulations relating to the product’s manufacture, quality, labeling, identity, quantity, packaging or any other matter applicable to the products.
Section 3.11. Labor Relations and Other Employment Matters.
     (a) None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Entity. Neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
     (b) Neither the Company nor any of its Subsidiaries is materially delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. No employee of the Company at the officer level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries; and to the Knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.
     (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized.
Section 3.12. Benefit Plans.
     (a) Section 3.12(a) of the Company Disclosure Schedule lists each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Company Personnel or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or under which they have any obligations, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, perquisite or fringe benefit plan, program or policy (“Company Benefit Plans”) and each Contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any Company Personnel, including any employment, deferred compensation, consulting, severance, change of control, termination, retention, deal bonus, stay bonus or indemnification Contract with any Company Personnel, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services (“Company Benefit Agreement”) that is material.
     (b) With respect to each Company Benefit Plan other than a Multiemployer Plan (a “Plan”), the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, communications with Company Personnel, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Benefit Agreement. Except as specifically provided in the foregoing documents made available to Parent, (i) except as required to comply with applicable Law, there are no amendments to any Plan or Company Benefit Agreement that have been adopted or approved; and (ii) none of the Company or any of its Subsidiaries has undertaken to make any such amendments or to adopt or approve any new Plan or Company Benefit Agreement.
     (c) Section 3.12(c) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).
     (d) All contributions required to be made to any Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected on the Company’s financial statements. There is no unfunded actual or potential Liability or obligation, whether direct or indirect, relating to any Company Benefit Plan which is not reflected in the Company’s most recent financial statement included in the Company SEC Documents. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded. With respect to the Company’s Deferred Compensation Plan or any similar Plan, the related Deferred Compensation Plan Trust (or other Plan’s trust) holds assets that equal or exceed the total benefit obligations and other liabilities accrued under the Deferred Compensation Plan (without regard to whether a participant is vested).
     (e) With respect to each Company Benefit Plan and Company Benefit Agreement, subject to the terms of subsection (m) hereof, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Company Benefit Plan or Company Benefit Agreement. Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or Company Benefit Agreement or the imposition of any lien on the assets of the Company or any of its Subsidiaries under applicable Law, including ERISA or the Code.
     (f) No Company Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iv) none of the Company and its Subsidiaries nor any ERISA Affiliates have incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full; and (v) none of the Company and its Subsidiaries nor any ERISA Affiliates maintain any Plan or Company Benefit Agreement subject to the provisions of foreign Laws or Regulations. An “ERISA Affiliate” means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing, a single employer within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     (g) All Plans that are group health plans are, and have been operated, in material compliance with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
     (h) Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former Company Personnel or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA; and (ii) there has been no communication to Company Personnel by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.
     (i) Except as set forth on Section 3.12(i) of the Company Disclosure Schedule neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or any Company Benefit Arrangement. Section 3.12(i) of the Company Disclosure Schedule sets forth the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     (j) None of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
     (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans, which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Department of Treasury, the Department of Labor, any participant in a Plan, or any other person.
     (l) The Company, its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign Laws.
     (m) Each Company Benefit Plan and Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has, since January 1, 2005, been operated in reasonable, good faith compliance in all material respects with the provisions of Section 409A of the Code and with the applicable provisions of Internal Revenue Service Notice 2005-1, all as provided in Internal Revenue Service Notice 2006-79.
     (n) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Arrangements”). The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the Compensation Committee of such Board or its independent directors. A true and complete copy of any resolutions of any committee of the Board of Directors of the Company reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.
     (o) The Company’s 2006 Officer Incentive Compensation Plan (the “OICP”), including without limitation the following components of the OICP: (x) the Annual Incentive Plan, (y) the Performance Incentive Plan, and (z) the Alternative Compensation Plan, is of no force or effect with respect to compensation of any director, officer or employee of the Company or any of its Subsidiaries for any period after December 31, 2007 and the Board of Directors of the Company, the Compensation Committee of such Board or its independent directors have taken all necessary action to discontinue effectiveness of the OICP for all periods after December

31, 2007. The Company and its Subsidiaries have no further liability to any current or former director, officer or employee under the OICP.
Section 3.13. No Parachute Gross Up or Nonqualified Deferred Compensation. All of the Company’s deferred compensation plans are in compliance with Section 409A of the Code. Consequently, no Company Personnel are entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Sections 409A. None of the Company’s compensation arrangements, agreements or plans are subject to the limitations of Sections 162(m) or 280G of the Code. No Company Personnel are entitled to receive any additional payments from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax under 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement or otherwise.
Section 3.14. Taxes. (a) Except as set forth in Section 3.14 of the Company Disclosure Schedule:
          (i) All Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all respects;
          (ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes that are required to be paid under applicable Law and have come due;
          (iii) There are no Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable;
          (iv) The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid;
          (v) No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;
          (vi) There is no currently effective extension of the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension;
          (vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;
          (viii) Neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent;
          (ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority);
          (x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the past two years;
          (xi) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period, as a result of (i) an open transaction, (ii) a prepaid amount, (iii) the installment method of accounting, (iv) the long-term contract method of accounting, (v) the cash method of accounting or Section 481 of the Code, (vi) an intercompany transaction or excess loss account described in Treasury Regulation Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) or (vii) any comparable provisions of state, local or foreign Tax Law; and
          (xii) Neither the Company nor any of its Subsidiaries has engaged in any transaction described as a “listed transaction” in Treasury Regulations Section 1.6011-4(b) (2) or that the Company believes in good faith is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4).
          (xiii) Neither the Company nor any of its Subsidiaries have had an “ownership change” (as defined in Section 382(g) of the Code).
     (b) The Company has made available to Parent copies of all material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all open Tax years requested by Parent.
Section 3.15. Equipment; Real Estate.
     (a) All material items of equipment and other material tangible assets owned by or leased to the Company and any of its Subsidiaries are adequate for the uses to which they are being put, and the Company owns or leases equipment and other tangible assets sufficient for the operation of the Company’s business, as currently conducted. The Company has furnished or made available to Parent and Merger Sub true and correct copies of all leases related to items of equipment or other tangible assets under which the Company or any of its Subsidiaries have annual payment obligations in excess of $25,000 individually or $250,000 in the aggregate for items or series of items of the same category.
     (b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete list of all real property owned in fee by the Company and its Subsidiaries, and sets forth all real property leased by the Company and its Subsidiaries, as lessee as of the date hereof, including all leases relating to any restaurant, alehouse or brewery pursuant to which the Company or any of its Subsidiaries has any continuing obligations or liabilities (such material owned and leased real property, including all improvements thereon, referred to collectively as the “Company Real Property”). The Company has furnished or made available to Parent and Merger Sub true and correct copies of all leases, subleases and other material occupancy or use agreements concerning the real property leased by the Company or any of its Subsidiaries, as lessee (the “Company Leases”).
     (c) All such Company Leases are in full force and effect and are valid and binding obligations of the Company or its Subsidiaries and enforceable against the Company or its Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding at equity or law). Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material breach of or in material default under any of the Company Leases, nor, to the Knowledge of the Company, is any other party to any Company Lease in material breach of or in material default under any of the Company Leases. The Company Real Property set forth in Section 3.15(b) of the Company Disclosure Schedule includes all of the real property necessary and/or currently used in the operations of the business of the Company and its Subsidiaries as currently conducted and such real property is used in a manner permitted in all material respects by applicable zoning ordinances and planning laws.
     (d) The Company and its Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The owned Company Real Property is free and clear of any Lien, except for Permitted Liens and Liens specifically set forth for such Company Real Property on Section 3.15(b) of the Company Disclosure Schedule and such Liens do not and would not materially interfere with the current and currently intended use of such Company Real Property. The leased Company Real Property is, to the best of the Company’s knowledge, free and clear of any Lien, except for Permitted Liens and Liens specifically set forth for such Company Real Property on Section 3.15(b) of the Company Disclosure Schedule and such Liens do not and would not materially interfere with the current and currently intended use of such Company Real Property. The consummation of the transactions contemplated by this Agreement will not create any Lien on any of the Company Real Property nor affect the ability of the Company or any of its Subsidiaries to exercise any renewal option contained in any Company Lease. The Company and its Subsidiaries enjoy undisturbed possession under all leases of Company Real Property, except for such breaches of the right to undisturbed possession that do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business on such property.
     (e) Section 3.15(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Each Real Property Sublease is valid and binding on the Company or the Subsidiary of the Company party thereto.

     (f) There is no Tax assessment pending or, to the Knowledge of the Company, threatened with respect to any portion of the owned Company Real Property, except in the ordinary course of business which would not materially affect the Company or its Subsidiaries or their business as currently conducted. There are no condemnation or compulsory purchase proceedings pending or, to the Knowledge of the Company, threatened with respect to any portion of the Company Real Property that would reasonably be expected to materially impair or materially interfere with the continued use and operation of Company Real Property in the business of the Company and its Subsidiaries as currently conducted, or materially detract from the value or marketability of the Company Real Property for substantially similar uses and operations.
Section 3.16. Environmental Matters. Except as would not be material to the Company and its Subsidiaries taken as a whole: (a) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company by any other person, in violation of Environmental Law, in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability for such Hazardous Materials or any liability for remediation or cleanup of such Hazardous Materials under any Environmental Law; (b) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability for such Hazardous Materials or any liability for remediation or cleanup of such Hazardous Material under any Environmental Law; (c) none of the Company or its Subsidiaries has Released Hazardous Materials in violation of Environmental Laws at any other location which would subject the Company or any of its Subsidiaries to any liability for such Hazardous Materials or any liability for remediation or cleanup of such Hazardous Material under any Environmental Law; (d) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation under any Contract with any person relating to obligations or liabilities under any Environmental Law; and (e) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under any Environmental Law or that would materially interfere with or materially increase the cost of complying with all applicable Environmental Laws relating to the business of the Company as currently conducted.
Section 3.17. Intellectual Property. Schedule 3.17 of the Company Disclosure Schedule contains an accurate and complete list of the Registered Intellectual Property of Company and its Subsidiaries used in the operation of their businesses as currently conducted and such Registered Intellectual Property is subsisting and unexpired and is valid and enforceable, free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 3.17 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries own, license or otherwise have rights to use all Intellectual Property necessary for the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (b) no Actions or Orders are pending or, to the Knowledge of the Company threatened, and the Company has not received within the past year any overt threats or written notices (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted; (c) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not materially infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any third party and to the Knowledge of the Company, no third party is Infringing the Intellectual Property of the Company and its Subsidiaries used in the operation of their businesses as currently conducted; (d) the Company and its Subsidiaries take all commercially reasonable actions to protect their Intellectual Property and the rights of the Company and its Subsidiaries in confidential information and trade secrets of the Company and its Subsidiaries that are used in the operation of their businesses as currently conducted; and (e) the Company and its Subsidiaries take all commercially reasonable actions to require all persons who are commissioned by the Company or its Subsidiaries to create or develop proprietary Intellectual Property for the Company or its Subsidiaries to assign all of their rights therein to the Company, to the extent it is legally possible to do so.
Section 3.18. Voting Requirements. If required by applicable Law to approve the Merger, the affirmative vote of holders of at least two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.
Section 3.19. Company Articles Provisions. Assuming compliance by Parent and Merger Sub with their obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no takeover-related provision in the Company Articles or Company Bylaws, would (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Articles of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Articles of Merger, or any provision hereof or thereof, or (c) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Articles of Merger.
Section 3.20. Suppliers. Except as set forth on Section 3.20 of the Company Disclosure Schedule, since January 1, 2005, there has been no termination, cancellation or material curtailment of the business relationship of the Company and its Subsidiaries with any supplier or group of Affiliated suppliers of inventory, ingredients, packaging or other supplies representing 5% or more of the purchases of inventory, ingredients, packaging or other supplies made by the Company and its Subsidiaries for the fiscal year ended December 31, 2007 nor, to the Knowledge of the Company, does any such supplier or group of Affiliated suppliers intend to so terminate, cancel or materially curtail any such business relationship.
Section 3.21. Opinion of Financial Advisors. The Board of Directors of Company has received the opinion of North Point Advisors, dated as of the date of this Agreement, to the effect that, as of such date, each of the Offer Price and the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a signed copy of such opinion has been, or will promptly be, delivered to Parent.

Section 3.22. Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect and such policies provide adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and in amounts sufficient to comply with all Material Contracts to which the Company and its Subsidiaries are parties or are otherwise bound. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries.
Section 3.23. Interested Party Transactions. Since December 31, 2007, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.
Section 3.24. No Undisclosed Liabilities. The Company and its Subsidiaries do not have any direct or indirect material obligation or liability of any nature, whether accrued, contingent or otherwise (the “Liabilities”) other than (a) Liabilities fully and adequately reflected in or reserved against on the most recent financial statements of the Company included in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (b) Liabilities incurred since December 31, 2007 in the ordinary course of business, (c) Liabilities that have been discharged or paid in full in the ordinary course of business, (d) Liabilities that are permitted or are contemplated by this Agreement or (e) Liabilities disclosed in any Section of the Company Disclosure Schedule to the extent the relevance of such disclosure is readily apparent.
Section 3.25. Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of June 14, 1999, between the Company and ChaseMellon Shareholder Services L.L.C., as rights agent (the “Company Rights Agreement”), to (a) render the Company Rights Agreement inapplicable to the Tender Agreement, this Agreement, the Top-Up Option, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (ii) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (iii) the rights (the “Company Rights”) to purchase Preferred Stock of the Company issued under the Company Rights Agreement do not become exercisable, in the case of clauses (i), (ii) and (iii), solely by reason of the execution of the Tender Agreement, this Agreement or the consummation or exercise of the Offer, the Top-Up Option, the Merger or the other transactions contemplated by this Agreement and (c) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.
Section 3.26. Takeover Statutes. The Board of Directors of the Company have taken (and not revoked) all action necessary to qualify for exemption under Chapter 23B.19 of the WBCA and to exempt the Offer, the Top-Up Option, the Tender Agreement and the Merger from the application of Chapter 23B.19.030 of the WBCA.
Section 3.27. Broker’s or Finder’s Fee. Except as set forth on Section 3.27 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MAGIC HAT
Section 4.01. Organization, Standing and Corporate Power. Each of Parent, Merger Sub and Magic Hat is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted.
Section 4.02. Authority; No Violation; Consents and Approvals.
     (a) Each of Parent, Merger Sub and Magic Hat has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, Merger Sub and Magic Hat and the consummation by Parent, Merger Sub and Magic Hat of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and Magic Hat and no other corporate proceedings on the part of Parent, Merger Sub or Magic Hat are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the filing of the Articles of Merger with the Secretary of State of the State of Washington). This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Magic Hat and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Merger Sub and Magic Hat, as applicable, enforceable against Parent, Merger Sub and Magic Hat, as applicable, in accordance with its terms.
     (b) The execution and delivery of this Agreement by Parent, Merger Sub and Magic Hat do not, and the consummation by Parent, Merger Sub and Magic Hat of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent, Merger Sub and Magic Hat with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, Merger Sub or Magic Hat under (A) Parent’s Amended and Restated Certificate of Incorporation or Bylaws, the Articles of

Incorporation or the Bylaws of Merger Sub, or the Articles of Incorporations or the Bylaws of Magic Hat (B) any Contract to which Parent, Merger Sub or Magic Hat is a party or any of their respective properties, rights or other assets is subject or (C) the governmental filings and other matters referred to in paragraph (c) below, any Law or Order applicable to Parent, Merger Sub or Magic Hat or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (i) impair in any material respect the ability of Parent, Merger Sub or Magic Hat to perform its respective obligations under this Agreement or (ii) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.
     (c) Except as set forth on Section 3.04(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or Magic Hat in connection with the execution and delivery of this Agreement by Parent, Merger Sub and Magic Hat or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing with the SEC of (1) the Offer Documents by Merger Sub, (2) the Schedule 14D-9 by the Company and, if required by applicable Law, the Information Statement by the Company and (3) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (B) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (C) any filings with and approvals of the NASDAQ, (D) any filings required pursuant to state securities and “blue sky” laws and (E) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (1) impair in any material respect the ability of Parent, Merger Sub or Magic Hat to perform its respective obligations under this Agreement or (2) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.
Section 4.03. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, on the date that such document is first mailed to the Company Shareholders and during the pendency of the Offer and the subsequent offering period, if any (in the case of the Offer Documents and the Schedule 14D-9) and at the time of the Company Shareholders’ Meeting, if any (in the case of the Information Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.04. Litigation. There are no Actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any of the executive officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is, or is subject to, any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 4.05. Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries is the beneficial owner of any shares of Company Common Stock.
Section 4.06. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
Section 4.07. Sufficient Funds. Parent or Merger Sub has or will have as of the Appointment Time and the Closing sufficient cash or cash equivalents available, directly or through one or more Affiliates or other financing sources, to pay the aggregate Offer Price and the aggregate Merger Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.
Section 4.08. Broker’s or Finder’s Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or Magic Hat.
ARTICLE V
COVENANTS
Section 5.01. Conduct of Business.
     (a) Conduct of Business by the Company. During the period from the date of this Agreement until the earlier of the (i) termination of this Agreement pursuant to Article VIII or (ii) the Appointment Time, except as set forth in Section 5.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with (and without any unreasonable delay in the performance of its obligations under) all applicable Laws and regulations and with the terms of its Material Contracts and, to use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, maintain its rights, Permits and other authorizations issued by Governmental Entities and preserve its relationships with customers, suppliers, licensors, licensees, landlords, distributors, franchisees and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the (i) termination of this Agreement pursuant to Article VIII or (ii) the Appointment Time, except as otherwise set forth in

Section 5.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:
          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or any other form) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the applicable Company Stock Plan or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any Company Personnel (to the extent complete and accurate copies of which have been heretofore delivered to Parent);
          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or Company Stock-Based Awards, (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement);
          (iii) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of Company Common Stock or the capital stock of any Subsidiary of the Company;
          (iv) amend the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;
          (v) directly or indirectly acquire (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (viii) below, and (2) purchases of inventories, components, raw materials or supplies in the ordinary course of business consistent with past practice;
          (vi) (A) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Appointment Time pursuant to existing Contracts listed in the Company Disclosure Schedule, or non-material leases or licenses in the ordinary course of business consistent with past practice and, (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (a) inventory which is obsolete or no longer used or useful in the conduct of the Company’s or any of its Subsidiaries’ business in the ordinary course of business consistent with past practice or (b) inventory in the ordinary course of business consistent with past practice; or (B) unless otherwise permitted under another clause of this Section 5.01(a), enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;
          (vii) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) short-term borrowings in the ordinary course of business consistent with past practice and not exceeding $250,000 in the aggregate and (ii) borrowings in the ordinary course of business consistent with past practice and that the Company will repay within five (5) Business Days and not exceeding $100,000 in the aggregate) or (B) make any loans or advances to any other person;
          (viii) make any new capital expenditure or expenditures including with respect to capital lease obligations exceeding $100,000 in the first three months following the date hereof; $100,000 in the six months following the date hereof; such limits, in each case, shall be in respect of all payments during any “minimum term” of any Contract related to the foregoing;
          (ix) except as required by Law or any judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed with the SEC prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice provided that such settlements (1) shall not involve in excess of $100,000 in the aggregate, and (2) shall not be reasonably likely to have any adverse impact (relative to the alternative of not settling) on the operations of the Company or any of its Subsidiaries, (B) waive or assign any claims or rights of material value, (C) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (D) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;
          (x) (A) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) impair in any material respect the ability of the Company or its Subsidiaries to perform its obligations under this Agreement, (2) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or (3) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;
          (xi) enter into any Contract or take any action to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or action;
          (xii) except as required by applicable Law, to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof and listed in the Company Disclosure Schedule or as may be required to avoid adverse treatment under Section 409A of the Code, to: (1) adopt, enter into, terminate or amend (a) any collective bargaining agreement or Company Benefit Plan or (b) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except amendments in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (2) grant any severance or termination pay or increase the compensation of any Key Personnel, or grant any severance or termination pay or increase the compensation of any Company Personnel, excluding Key Personnel, other than in the ordinary course of business, consistent with past practice, (3) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (4) make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (6) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined. Except in cases of termination for cause, Parent shall be given reasonable notice and opportunity provide input on hire or termination of any employee with annual base salary between $75,000 and $100,000, who is, or would upon hire, be classified as a member of Key Personnel, and the Company shall give due consideration to all input provided by Parent. The Company may not, without prior written approval from Parent, hire or terminate any employee with annual base salary in excess of $100,000, who is, or would upon hire, be classified as a member of Key Personnel.

          (xiii) except as required by GAAP and as advised by the Company’s regular independent public accountant, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, policies, principles or practices;
          (xiv) perform any quarterly or other interim financial reporting close process in a manner that differs from past practice;
          (xv) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice and not in excess of $100,000 except as required by GAAP;
          (xvi) make any material changes or modifications to any pricing policy or investment policy or any method of doing business except for immaterial changes to product or menu prices in accordance with past practice;
          (xvii) create any new Subsidiaries;
          (xviii) take any action that would cause any representation or warranty of the Company in this Agreement to become untrue or not accurate in a manner such that the condition set forth in clause (c) of Annex A would occur; or
          (xix) authorize any of, or commit, resolve, propose or agree to take any of, or announce the taking or intention to take any of, the foregoing actions.
     (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by the Company or as otherwise expressly permitted or required by this Agreement, Parent and Merger Sub shall each maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such as to maintain the primary nature of Parent’s business.
     (c) Other Actions. Except as permitted by this Agreement, the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or the conditions set forth in Article VII not being satisfied or to materially delay satisfaction thereof.
     (d) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the conditions set forth in Annex A or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, and Parent shall cause Merger Sub to, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.
     (e) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) timely file all material Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all material Taxes due and payable; (iii) promptly notify Parent of any material Actions that become pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent (which shall not be unreasonably withheld); and (iv) not make or change any material Tax election, change an annual accounting period, adopt or change any accounting method or practice with respect to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, other than with Parent’s prior written consent (which shall not be unreasonably withheld) or other than in the ordinary course of business consistent with past practice or other than as may be necessary to conform to changes in Tax Laws. Any Tax Returns described in this Section 5.01(e) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company except as may be necessary to conform to changes in Tax laws. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.
     (f) Approval and Termination of Compensation Arrangements. If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date all necessary actions by the Board of Directors of the Company, the Compensation Committee of such Board or its independent directors, and (iii) the OICP, the Company Stock Plans and the 2003 Employee Stock Purchase Plan shall have been terminated and shall be of no further force or effect effective as of the Closing Date.
Section 5.02. No Solicitation.
     (a) Except as set forth in this Section 5.02, until the earlier of the Appointment Time and the termination of this Agreement in accordance with the terms hereof, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything in this Agreement, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and its current or another reputable financial advisor) is, or is reasonably likely to result in, a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and the Company was not in material breach of this Section 5.02(a), the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 5.02(c)) containing customary confidentiality and standstill provisions; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with its outside counsel and its current or another reputable financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
     The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

     The term “Superior Proposal” means any bona fide written offer made by a third party which, if consummated, would result in such person (or its stockholders) owning, directly or indirectly, substantially all of the assets of the Company, or which takes the form of a tender offer by such person for all of the outstanding shares of Company Common Stock or a merger agreement whereby such person would upon consummation own all outstanding shares of Company Common Stock, and which the Board of Directors of the Company reasonably determines in good faith (after consultation with its current or another reputable financial advisor) to: (i) be more favorable to the Company Shareholders from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any Termination Fee and Expenses payable to Parent and any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)), (ii) not be contingent on any financing or satisfaction of any other material condition, (iii) include a provision for payment in full of the Termination Fee and Expenses payable to Parent hereunder, and (iv) be reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.
     (b) Except as set forth in this Section 5.02, until the earlier of the Appointment Time and the termination of this Agreement in accordance with the terms hereof, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation, (B) take any other action or make any public statement in connection with the Company Recommendation, the Offer, the Merger or the Company Shareholders’ Meeting that is inconsistent with the Company Recommendation or (C) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”). Notwithstanding anything in this Agreement, at any time prior to the Appointment Time and subject to Section 5.02(c), the Board of Directors of the Company may in response to a Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and its current or another reputable financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and did not result from or arise in connection with a material breach of this Section 5.02, (A) make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law or (B) subject to the provisos below, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently with such termination enter into an Acquisition Agreement if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless concurrently with such termination the Company pays to Parent the Termination Fee and the Expenses payable pursuant to Section 6.05(b); provided, further, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless the Company has: (A) provided to Parent four (4) Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new four (4) Business Day period), (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of such four (4) Business Day period, such Takeover Proposal has not been withdrawn and the Board of Directors determines in good faith that such Takeover Proposal continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement agreed to by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).
     (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly (and in any event within 24 hours of learning of the relevant information) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal. The Company shall publicly reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation, unless a Company Adverse Recommendation Change is permitted by Section 5.02(b).
     (d) Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or other applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01. Company Shareholders’ Meeting; Merger Without Meeting of Company Shareholders.

     (a) If the adoption of this Agreement by the Company Shareholders is required under the WBCA in order to consummate the Merger, provided the Minimum Condition has been met, the Company shall prepare a proxy statement pursuant to Regulation 14A under the Exchange Act, or information statement pursuant to Rule 14c-101 under the Exchange Act, as the case may be, relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Information Statement”) relating to the Merger and this Agreement. As promptly as practicable following the consummation of the Offer (but not more than five (5) Business Days after the consummation) , the Company shall file the Information Statement with the SEC; provided, that Parent and its counsel shall be given reasonable opportunity to review the Information Statement before it is filed with the SEC and the Company shall give due consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. Subject to Section 5.02(b), the Company shall, through the Board of Directors of the Company, recommend to the Company Shareholders approval and adoption of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent the Company Recommendation; provided, that if such recommendation is not included therein to the extent permitted by Section 5.02(b), the Company Board of Directors shall, in accordance with Chapter 23B.11.030 of the WBCA, make no recommendation. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Information Statement and, after consultation with Parent, respond promptly to any comments made by the SEC and the Staff with respect to the Information Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or the Staff with respect to the Information Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given an opportunity to review any such written responses and the Company shall give due consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by it for use in the Information Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law, and the Company further agrees to take all steps necessary to cause the Information Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Information Statement as provided in Section 6.01(b)(ii), mailed to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.
     (b) If approval of the Company Shareholders is required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable Law and the Company Articles and Company Bylaws:
          (i) (A) promptly following the commencement of the Offer, duly set a record date for, and promptly following the Appointment Time call and give notice of a special meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Parent and it being acknowledged that (x) the record date shall be set for a time subsequent to the time that the Merger Sub becomes the record holder of the shares of Company Common

Stock purchased pursuant to the Offer, the Top-Up Option and the Tender Agreement, if applicable, and (y) the Company may set the record date prior to the date it calls and gives notice to its shareholders of the Company Shareholders’ Meeting) and (B) amend the record date and/or meeting date in consultation with Parent to the extent necessary or desirable in connection with any extension of the Offer and to assure that the terms of clause (i)(A)(x) of this Section 6.01(b) are satisfied; and
          (ii) as soon as reasonably practicable following the Appointment Time and the record date, (A) cause the definitive Information Statement to be mailed to its shareholders, (B) subject to Section 5.02, if required, use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger and (C) convene and hold the Company Shareholders’ Meeting and subject to Section 5.02, take all other action reasonably necessary or advisable to secure the approval of shareholders required by the WBCA and any other applicable law to effect the Merger.
     (c) Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Shareholders’ Meeting, as required by this Section 6.01, shall not be affected by the withdrawal, amendment or modification of the Company Recommendation, and (ii) the Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal.
     (d) Parent agrees to vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Merger Sub or any of its other wholly owned Subsidiaries and Affiliates in favor of the approval of the Merger and this Agreement.
     (e) Notwithstanding any other provision of this Section 6.01 to the contrary, in the event that Merger Sub shall in the aggregate acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, pursuant to the Offer or otherwise in accordance with the provisions hereof (including Section 1.02(d)), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition (but in no event later than ten (10) Business Days following the date on which Merger Sub becomes eligible to effect a short-form merger in accordance with Chapter 23B.11.040 of the WBCA), without a meeting of the Company Shareholders, in accordance with Chapter 23B.11.040 of the WBCA.
Section 6.02. Access to Information; Confidentiality.
     (a) To the extent permitted by applicable Law and confidentiality agreements, including the Confidentiality Agreement, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. If any of the information or material furnished pursuant to this Section 6.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
     (b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated April 3, 2008 between Magic Hat and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.
Section 6.03. Further Action; Efforts.
     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the covenants of the parties contained in Section 6.03(a), each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Offer and the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, either before or after giving effect to the Offer or the Merger or (B) Parent’s ownership or operation of any portion of the Company’s or any of its Subsidiaries’ business or assets (a “Materially Burdensome Condition”).
     (c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (d) The Company and Parent shall cooperate to give (or shall cause their Subsidiaries to give) any notices to third parties, and use, and cause their Subsidiaries to use, best efforts to obtain any consents, approvals, orders or authorizations of, actions by or in respect of, or registrations, declarations or filings with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange, including but not limited to the TTB and any state alcohol beverage authority (provided that the Company shall not be required to make any material payments to such third party unless required pursuant to the terms of any Contract existing as of the date hereof), (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the consummation of the Offer; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from third parties in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, notices, consents, approvals or waivers. In the event that the Company shall fail to obtain any third party consent described in the first sentence of this Section 6.03(d), the Company shall use reasonable best efforts and shall take any such actions reasonably requested by Parent to mitigate any adverse effect upon the Company, its Subsidiaries, and its business resulting, or which could reasonably be expected to result after the consummation of the Offer, from the failure to obtain such consent. Notwithstanding the foregoing, neither the Company or any of its Subsidiaries will without the written consent of Parent, make any payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.
     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.03 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(ii), so long as such party has up to then complied in all material respects with its obligations under this Section 6.03.
Section 6.04. Indemnification, Exculpation and Insurance.

     (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, whether asserted or claimed prior to, at or after the Effective Time, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in the Company Articles, the Company Bylaws, the organization documents of any Subsidiary or any written indemnification Contract (true and correct copies of which previously have been provided to Parent) between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs (or, if Merger Sub accepts for payment shares of Company Common Stock pursuant to the Offer but thereafter the Merger does not occur for any reason, then from the Appointment Time through the sixth anniversary of the date on which the Appointment Time occurs), the certificate of incorporation and bylaws of the Surviving Corporation (or of the Company in the event the Merger does not occur) shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation (or of the Company if the Merger does not occur) to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time than are presently set forth in the Company Articles and Company Bylaws, and such provisions shall not be amended, repealed, or otherwise modified in any manner that could adversely affect the rights thereunder of any person benefited by such provisions.
     (b) In the event that the Surviving Corporation or any of its successors or assigns (or, if Merger Sub accepts for payment shares of Company Common Stock pursuant to the Offer but thereafter the Merger does not occur for any reason, then in the event that the Company or any of its successors or assigns) (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation (or of the Company in the event the Merger does not occur) shall expressly assume the obligations set forth in this Section 6.04.
     (c) For six years after the Effective Time (or, for six years after the Appointment Time if Merger Sub accepts for payment shares of Company Common Stock pursuant to the Offer but thereafter the Merger does not occur for any reason), Parent shall cause the Surviving Corporation (or the Company in the event the Merger does not occur) to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 6.04(c), neither the Company nor Parent shall be obligated to pay more than 150% of the annual premiums currently paid by the Company for such insurance (which annual premiums are set forth in Section 6.04(c) of the Company Disclosure Schedule); provided, further that, it is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall be obligated to provide the greatest amount of substantially equivalent coverage as may be obtained for such aggregate amount.
     (d) The provisions of this Section 6.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
Section 6.05. Fees and Expenses.
     (a) Except as provided in paragraphs (b) and (c) of this Section 6.05, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
     (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.01(e)(i), Section 8.01(e)(ii) or Section 8.01(g), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f), or (iii)(A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated (I) by the Company pursuant to Section 8.01(b)(i) or (II) by either Parent or the Company pursuant to Section 8.01(b)(iii) or (III) by Parent pursuant to Section 8.01(c) and (C) concurrently with or within six (6) months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $1,000,000 plus Expenses (the “Termination Fee”), by wire transfer of same-day funds, in the case of clause (ii) above, concurrently with such termination, and on the first Business Day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above.
     (c) The Company and Parent acknowledge and agree that the agreements contained in Section 6.05(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.05(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.
Section 6.06. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties, shall state the date the Merger Sub intends to commence the Offer.
Section 6.07. Stockholder Litigation. The Company shall give Parent prompt written notice of, and the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent which consent shall not be unreasonably withheld or delayed.
Section 6.08. Takeover Laws. The Company and its Board of Directors shall (a) use reasonable best efforts to ensure that no “fair price” or other state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Tender Agreement, the Merger or any of the other transactions contemplated by this Agreement and (b) if any “fair price” or other state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Top-Up Option, the Tender Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Top-Up Option, the Tender Agreement, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Top-Up Option, the Offer, the Tender Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 6.09. Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.25) reasonably requested by Parent in order to render the Company Rights inapplicable to the Offer, the Merger Agreement, the Tender Agreement, the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Offer, the Merger Agreement, the Tender Agreement, the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal.
Section 6.10. Guaranty by Magic Hat. Subject to the provisions of this Section 6.10, Magic Hat hereby fully, unconditionally and irrevocably guarantees to the Company the due and punctual payment of the Merger Consideration in connection with the Offer and the Merger and any other monetary obligations of Parent or Merger Sub and the due and punctual performance of all other obligations of Parent or Merger Sub to the Company, all in accordance with the terms of this Agreement. Magic Hat hereby acknowledges that, with respect to all of the obligations of Parent or Merger Sub, including those to pay the Merger Consideration in connection with the Offer and the Merger, this guaranty shall be a guaranty of payment and performance and shall not be conditioned or contingent upon the pursuit of any remedies against Parent or Merger Sub. Magic Hat acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the covenants set forth in this Section 6.10 are knowingly made in contemplation of such benefits.
Section 6.11. Employee Matters.
     (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Company Benefit Plans, arrangements and agreements in accordance with their terms and applicable Law.
     (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (“Company Employees”) after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or retiree medical benefit plan to the extent that its application would result in a duplication of benefits.
     (c) Nothing herein shall be deemed to be a guarantee of employment for any Company Employee, or to restrict the right of the Surviving Corporation to terminate any Company Employee. Notwithstanding the foregoing provisions of this Section 6.11, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of the Surviving Corporation to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.11 with respect to Company Employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any Company Employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER
Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:
     (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained, if and to the extent required by applicable Law.
     (b) Purchase of Company Common Stock. Parent or Merger Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms of this Agreement except that this condition shall not be a condition to Parent’s and Merger Sub’s obligation to effect the Merger if the Tender Offer Conditions shall have been satisfied at the Expiration Date and Parent or Merger Sub shall have failed to purchase the shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or imposing a Materially Burdensome Condition.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Offer and the Merger may be abandoned, whether before or after receipt of the Company Shareholder Approval:
     (a) by mutual written consent of Parent, Merger Sub and the Company;
     (b) by either Parent or the Company:
          (i) if the Appointment Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose willful breach of a representation, warranty, covenant or agreement in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;
          (ii) if prior to the Appointment Time any Restraint preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition shall be in effect and shall have become final and nonappealable or from and after the Appointment Time, any Restraint preventing the consummation of the Merger shall be in effect and shall have become final and nonappealable;
          (iii) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer other than due to a breach of this Agreement by the terminating party; or
           (iv) if the Appointment Time shall have occurred on or before the End Date, and in the event Merger Sub accepts for payment shares of Company Common Stock pursuant to the Offer but the Merger shall not have been consummated by the End Date.
     (c) by Parent, prior to the Appointment Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any of the events or circumstances set forth in clause (c) or (d) of Annex A to occur and (B) is not cured, or is incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than 30 calendar days from the notice by Parent, is not cured, or is incapable of being cured, by the Company by the End Date);
     (d) by the Company, prior to the Appointment Time, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) will prevent consummation of the Offer and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than 30 calendar days from the notice by the Company, is not cured, or is incapable of being cured, by Parent by the End Date);
     (e) by Parent, prior to the Appointment Time, in the event that (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal having been made directly to the Company Shareholders generally or otherwise becoming publicly known or any person having publicly announced a Takeover Proposal or an intention to make a Takeover Proposal;
     (f) by the Company prior to the Appointment Time, in accordance with the terms and subject to the conditions of Section 5.02(b) and provided that, concurrently with such termination, the Company pays to Parent the Termination Fee and Expenses payable pursuant to Section 6.05(b);
     (g) by Parent, if the Company or any of its Representatives shall have intentionally or willfully breached Section 5.02, which breach is not cured without any adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, or is incapable of being cured, within two (2) Business Days; or
     (h) by Parent, prior to the Appointment Time, if there shall occurred any change, effect, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, and such Material Adverse Effect is not capable of being cured or is not cured within 30 calendar days following receipt of notice thereof from Parent.
Section 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, except that the second and third sentences of Section 6.02(a), Section 6.02(b), Section 6.05, this Section 8.02 and Article IX, shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful or intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
Section 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that after such Company Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE IX
GENERAL PROVISIONS
Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement pursuant to Section 8.01(b)(iv). This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the End Date.
Section 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     if to Parent, Merger Sub or Magic Hat, to:
Magic Hat Brewing Co. & Performing Arts Center, Inc.
431 Pine Street, Suite G-14
Burlington, VT 05401
Fax: (802) 658-5788
Attention: R. Martin Kelly, Chief Executive Officer
     with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Fax: (212) 480-8421
Attention: James E. Abbott
                 John R. Ashmead
     if to the Company, to:
Pyramid Breweries Inc.
91 S. Royal Brougham Way
Seattle, WA 98154
Fax: (206) 682-8322
Attention: Scott Barnum, Chief Executive Officer
     with a copy to:
Graham Dunn PC
Pier 70
2801 Alaskan Way — Suite 300
Seattle, WA 98121-1128
Fax: (206) 340-9599
Attention: Bart E. Bartholdt
                 Susan M. Johnson
Section 9.03. Definitions. For purposes of this Agreement:
     (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     (b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal,

state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (c) “End Date” shall mean December 31, 2008.
     (d) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York, or Seattle, Washington.
     (e) “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials.
     (f) “Expenses” means the cash amount necessary to fully reimburse Parent, Merger Sub, and their Affiliates for all documented out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date hereof) prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, the Tender Agreement, the preparation of this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and Representatives), accountants, experts and consultants to Parent or any of its Affiliates in connection with the Merger, the preparation of this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement.
     (g) “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and similar ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is regulated by or pursuant to, or listed, referred to or classified as hazardous, toxic or radioactive under any Environmental Law.
     (h) “Intellectual Property” means all intellectual property rights, including without limitation patents, patent applications, inventions, technology, discoveries, works-for-hire, processes, formulae, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), copyright registrations, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, and other confidential or proprietary information.
     (i) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base salary in excess of $75,000.

     (j) “Knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, the corporate officers set forth on Section 9.03(g) of the Company Disclosure Schedule, and (ii) in the case of Parent, the Chairman and Chief Executive Officer, Chief Financial Officer, and Senior Vice President, General Counsel and Secretary.
     (k) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected (x) to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement or (y) to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of Company and its Subsidiaries, taken as a whole or (2) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by the End Date; provided in the case of (y)(1) above that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change or Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, (ii) changes in the trading price of shares of Company Common Stock between the date hereof and the Effective Time, (it being understood that any fact or development giving rise to or contributing to such change in the trading price of shares of Company Common Stock may be taken into account in determining whether it has been or will be a Material Adverse Change or Material Adverse Effect); or (iii) any effect to the extent resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement (provided that the exception in this clause (iii) shall not apply to the representations and warranties contained in Section 3.04 to the extent that the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.04).
     (l) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement by the End Date.
     (m) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (other than Taxes arising out of the transactions contemplated by this Agreement) (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business and which do not, individually or in the aggregate, materially impair the current use or value of the asset or property subject thereto, (iii) easements, covenants, conditions or restrictions recorded in the real property records, which do not, individually or in the aggregate, materially impair the current use or value of the asset or property subject thereto, (iv) encroachments or other minor imperfections of title to real property which do not, individually or in the aggregate, materially impair the current use or value of the asset or property subject thereto, (v) the provisions of applicable Laws relating to development and zoning regulating the use or occupancy of the Company Real Property or the activities conducted thereon which are not violated in any material respect by the current development, use or occupancy of such Company Real Property or the operation of the Company’s business thereon or (vi) Liens imposed on the underlying real property interest which is leased by the Company pursuant to the Company Leases, in the case of (v) and (vi) which are not violated in any material respect by, and which do not materially interfere with the current use, development or occupancy of such Company Real Property or the continued operation of the Company’s business thereon but, in the case of (vi), which are not Liens imposed as a result of any action or inaction of the Company or any of its Subsidiaries.
     (n) a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (o) “Registered Intellectual Property” means United States and foreign: (i) patents and patent applications; (ii) registered trademarks and services marks, applications to register trademarks and services marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; (v) other Intellectual Property that is the subject of an application, registration or document recorded with any federal, state, local or foreign government.
     (p) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.
     (q) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, that with respect to the Company or any of its Subsidiaries, “Subsidiary” shall not include the Company’s 50/50 joint ventures set forth on Section 9.03(p) of the Company Disclosure Schedule.
     (r) “Tax” means (i) all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, escheat, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability is determined or taken into account with reference to the activities of any other person or (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement
     (s) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.
     (t) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
     (u) “Tender Agreement” means the Tender and Support Agreement, dated as of April 28, 2008, between Magic Hat and the stockholders named therein.
     (v) “TTB” means the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury.
Section 9.04. Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All References to “this Agreement” shall include the Company Disclosure Schedule and shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the WBCA). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. In calculating the number of days or Business Days required pursuant to any provision of this Agreement the first day or Business Day shall be the day notice is received (except, in the case of a period of Business Days, for receipt on a non-Business Day in which case the first Business Day thereafter) and the last Business Day shall end at 11:59 p.m. New York City time; provided, that any period measured in full Business Days shall not include the date notice is received unless such notice is received before 9:00 a.m. New York city time. Sections of the Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any Section of the Company Disclosure Schedule shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.
Section 9.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
Section 9.06. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.06 provided that receipt of copies of such counterparts is confirmed.
Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Annex, the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies except (following the Effective Time) for the provisions of Section 6.05. Notwithstanding the foregoing, the “standstill” provisions of the Confidentiality Agreement will terminate effective as of the date hereof.
Section 9.08. GOVERNING LAW. EXCEPT FOR THE MANDATORY PROVISIONS OF THE WBCA APPICABLE TO THE OFFER OR THE MERGER, WHICH SHALL GOVERN IN CASE OF ANY CONFLICTING OR INCONSISTENT STATE OR FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, as may be ordered by a court with jurisdiction pursuant to this Section, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any Delaware state superior court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably submit itself to the personal jurisdiction of the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in any Delaware state superior court) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in any Delaware state superior court). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.
Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Magic Hat and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

INDEPENDENT BREWERS UNITED, INC.
By:	/s/ R. Martin Kelly
	Name:	R. Martin Kelly
	Title:	Chief Executive Officer

MAGIC HAT BREWING COMPANY & PERFORMING ARTS CENTER, INC.
By:	/s/ R. Martin Kelly
	Name:	R. Martin Kelly
	Title:	Chief Executive Officer

PMID MERGER SUB, INC.
By:	/s/ R. Martin Kelly
	Name:	R. Martin Kelly
	Title:	President

PYRAMID BREWERIES INC.
By:	/s/ Scott Barnum
	Name:	Scott Barnum
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX A
CONDITIONS OF THE OFFER
     Notwithstanding any other provisions of the Offer, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least sixty six and two-thirds percent (66 2/3%) of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all notes, stock options and other derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) on the Expiration Date, it being agreed, that Merger Sub may waive such condition only in the event that there shall have been validly tendered and not withdrawn prior to the Expiration Date that number of shares of Company Common Stock that represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis on the Expiration Date, (such number of shares, the “Minimum Condition”) , or (ii) at any time on or after the date of the Agreement and prior to the Appointment Time, any of the following events or circumstances shall occur and continue to exist:
     (a) Injunctions or Restraints. There shall be any temporary, preliminary or permanent Restraints in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition.
     (b) Governmental Action. There shall be instituted or pending any material Action by any Governmental Entity seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition.
     (c) Representations and Warranties. (i) Any representation or warranty of the Company contained in Section 3.03, 3.04(a), 3.07(a) and 3.27 of the Agreement shall not be true and correct, or (ii) any other representation or warranty of the Company contained in the Agreement shall not be true and correct in all material respects (other than those representations and warranties which are stated therein to be qualified as to materiality, including the phrase “material”, “in all material respects”, “Material Adverse Effect” or “Material Adverse Change”, which shall be true and correct in all respects) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date).
     (d) Performance of Obligations of the Company. The Company shall not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Agreement at or prior to the date of determination.
     (e) Officer’s Certificate. The Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive

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Officer or Chief Financial Officer to the effect that the conditions set forth in items (c), (d) and (f) of this Annex A shall not have occurred and continue to exist.
     (f) Material Adverse Effect. Since the date of this Agreement, there shall have occurred a Material Adverse Effect.
     (g) Governmental Consents and Approvals. Any consent, approval or authorization of any Governmental Entity required of Parent, the Company or any of their Subsidiaries (other than De-Minimus State Approvals) required prior to or at the time of the closing of the Offer shall not have been obtained or shall have been obtained subject to a Materially Burdensome Condition. For purposes hereof, “De-Minimus State Approvals” means and includes consents, approvals or authorizations (“Approvals”) under applicable state Alcoholic Beverage Laws where both (i) any individual state with respect to which such Approvals have not been obtained (A) is a state in which the Company and its Subsidiaries do not operate any facilities, (B) is not an Approval necessary for the Company or any of its Subsidiaries to continue after closing the Offer to produce alcoholic beverages operating consistently with its current operations and practices, and (C) is a state into which the volume of alcoholic beverage sales by the Company and its Subsidiaries is 2007 was less than 1% of the total 2007 volume of alcoholic beverage sales by the Company and its Subsidiaries; and (ii) the aggregate volume of 2007 alcoholic beverage sales by the Company and its Subsidiaries in all states for which such Approvals have not been obtained does not exceed 5% of the total 2007 volume of alcoholic beverage sales by the Company its Subsidiaries.
     (h) Debt Consents and Waivers. Any written consent or waiver of any of Morgan Stanley Mortgage Company Inc., California First Leasing Corporation or First Mutual Bank required in order to permit the indebtedness of the Company and its Subsidiaries to such persons described in Section 3.03(j) in the Company Disclosure Schedule to continue to be outstanding after the consummation of the Offer and the Merger without default, acceleration or amendment on the terms applicable to such indebtedness on the date of this Agreement shall not have been obtained.
     (i) Agreement. The Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub, regardless of the circumstances giving rise to any such conditions, and, other than the Minimum Condition, may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

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